Exhibit 99.1

CENTRAL GARDEN & PET COMPANY NAMES

NEW INDEPENDENT DIRECTOR

WALNUT CREEK, CALIFORNIA, December 7, 2017 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced that it has appointed a new independent director, Mike Edwards, to the Company’s Board of Directors, effective immediately.

Mr. Edwards most recently served as the CEO and President of eBags, which was purchased by Samsonite in August of this year. Previously, he worked as EVP Global Merchandising for Staples, where he was responsible for merchandising strategy and new business development, managing the global private label and innovation teams across 26 countries. Prior to that, Mr. Edwards served as President & CEO of Borders, Inc. Over his career Mr. Edwards has held numerous other senior management roles with retailers and has also worked with a number of start-ups, serving as Chairman or CEO to those organizations. He currently serves on the board of Flexsteel Industries and the Board of Trustees of Drexel University. He holds a Bachelor’s of Science degree from Drexel University in Philadelphia.

George Roeth, President & CEO of Central, said, “We are pleased to welcome Mike to the Board at Central. Mike’s strong background in merchandising, manufacturing, and retailing, both in the bricks and mortar and e-commerce areas, is an important asset to our Company, as it seeks to grow revenues and profits in the years ahead.” Roeth continued, “Mike’s skills in understanding consumers and what drives their purchasing decisions is valuable insight for the organization and I look forward to working with him.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®,

IMS™, CADET®, DMC™, K&H Pet Products®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

Contact:    Steve Zenker

VP Finance - Investor Relations, FP&A & Corporate Communications

Central Garden & Pet Company

925-948-3657

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